Exhibit 4.32

THIS DEED OF RELEASE is dated 22 October 2015

AND IS MADE BY:

NEW HOPE INTERNATIONAL (HONG KONG) LIMITED of 2Suite 2508, West Tower, LG Twin Tower, Jianguomenwai Avenue, Chaoyang District, Beijing, China as agent and Chargee for itself and each of the Finance Parties (the “Chargee”); and

IN FAVOUR OF:

AGRIA ASIA INVESTMENT LIMITED a company incorporated in the British Virgin Islands, whose registered office is at, PO Box 957, Road Town, Tortola, BVI (“ the Company”); and

AGRIA GROUP LIMITED a company incorporated in the British Virgin Islands, whose place of business is at 21/F Tower B, PingAn International Finance Center, 1-3 Xinyuan South Road, Chaoyang District, Beijing, China (the “Chargor”).

WHEREAS:

A	The Chargor, the Company and the Chargee entered into a Shareholders Agreement dated June 28, 2011 (the “Shareholders Agreement”) in connection with certain matters relating to the Chargor’s and Chargee’s shareholding in the Company.

B	The obligations of the Chargor under the Shareholders Agreement were secured, among others, by a charge of the Chargors' interests in the fully paid Shares in the issued capital of the Company (the “Charged Shares”) pursuant to a share charge in respect of the Charged Shares dated June 28, 2011 between the Chargor and the Chargee (the “Share Charge”).

C	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

In this Deed terms defined in the Share Charge and the Shareholders Agreement shall have the same meaning when used in this Deed.

TERMINATION OF THE SHARE Charge

The Chargor, the Company and the Chargee hereby agree to terminate the Share Charge, without affecting other rights and obligations of the parties under the Shareholders Agreement.

2.	RELEASE OF CHARGE OVER SHARES

The Chargee hereby:

(a)	discharges and releases the Share Charge; and

(b)	releases and re-assigns to the Chargors all of the Chargors' rights, title, benefit and interest in and to the Charged Shares and any other assets or rights which are secured under or pursuant to the Share Charge so that henceforth the same shall be held freed and discharged from all such security and from all claims and demands under the Share Charge.

(c)	shall return (i) the original share certificates in respect to the Charged Shares and (ii) the signed transfers in respect to the Charged Shares.

3.	FURTHER ASSURANCE

The Chargee shall at the sole cost of the Chargors and to a commercially reasonable extent, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents which the Chargors may reasonably consider necessary for giving full effect to this Deed.

4.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different parties to this Deed on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.

5.	GOVERNING LAW

This Deed is governed by, and shall be construed in accordance with, the laws of the British Virgin Islands.

6.	JURISDICTION

The parties to this Deed agree that the courts of the British Virgin Islands are to have non-exclusive jurisdiction to settle any disputes which may arise in connection with this Deed. The parties hereby irrevocably waive any objections on the grounds of venue or forum non conveniens or any similar grounds. The parties hereby irrevocably consent to service of process by mail or in any other manner permitted by relevant law.

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IN WITNESS of which this Deed has been executed and delivered as a deed on the date which appears on page 1 above.

EXECUTED AS A DEED by agria group	)	/s/ Guanglin Lai
LIMITED:	)	Duly Authorised Signatory
)
	)	Name:	Guanglin Lai
)
	)	Title:	Director
)

EXECUTED AS A DEED by agria asia	)	/s/ Guanglin Lai
INVESTMENTS LIMITED:	)	Duly Authorised Signatory
)
	)	Name:	Guanglin Lai
)
	)	Title:	Director
)

EXECUTED AS A DEED by new hope	)	/s/ Alex T. Zhang
INTERNATIONAL (HONG KONG) LIMITED:	)	Duly Authorised Signatory
)
	)	Name:	Alex T. Zhang
)
	)	Title:
)